Exhibit 3.2.13

CARRABBA’S ITALIAN GRILL®

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CARRABBA’S/ARIZONA-I, LIMITED PARTNERSHIP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”) is made and entered into effective as of June 14, 2007 (the “Effective Date”), by and among CARRABBA’S ITALIAN GRILL, INC., a Florida corporation, whose address is 2202 N. West Shore Boulevard, 5th Floor, Tampa, Florida 33607 (the “Company”; the Company is sometimes referred to herein as the “General Partner”); and CARRABBA’S DESIGNATED PARTNER, LLC, a Delaware limited liability company (the “New Limited Partner” and, together with any other person or entity who shall become a limited partner hereunder in accordance with the terms hereof, the “Limited Partners”). The General Partner and Limited Partner are sometimes collectively referred to as the “Partners.”

W I T N E S S E T H:

WHEREAS, the Company owns or holds the rights to a unique, distinctive system for the establishment and operation of full service restaurants known as Carrabba’s Italian Grill® featuring a specialized menu and full bar service (the “System”); and

WHEREAS, distinguishing characteristics and elements of the System include, without limitation, special recipes and menu items; distinctive design, decor and furnishings; uniform standards, specifications and procedures for operations, quality and uniformity of products and services offered; procedures for inventory and management control; training and assistance; and advertising and promotional programs; all of which may from time to time be changed, improved, and further developed by the Company; and

WHEREAS, the System includes rights to certain trade names, service marks, trademarks, logos, emblems, and indicia of origin, owned by or licensed to the Company, including, but not limited to, the mark Carrabba’s Italian Grill®, and such other trade names, service marks, and trademarks as are now or hereafter designated by the Company for use in connection with the System (collectively the “Proprietary Marks”); and

WHEREAS, the Company continues to develop and control the use of the Proprietary Marks and the Company and its Affiliates continue to use the Proprietary Marks to identify for the public the source of services and products marketed thereunder and under the System, and to represent the System’s high standards of quality, appearance and service; and

WHEREAS, the Company desires to use the System and the Proprietary Marks to develop and operate restaurants at such locations as may be approved by the Company in its sole discretion; and

WHEREAS, immediately prior to the effectiveness of this Agreement, the Company and various limited partners (including the New Limited Partner) were party to an Agreement of Limited Partnership (the “Former Agreement”) pursuant to which they formed a limited partnership (the “Partnership”) under the laws of the State of Florida more commonly known as the Florida Revised Uniform Limited Partnership Act (1986), codified as Sections 620.101-620.186, Florida Statutes (the “Predecessor Act”); and

WHEREAS, as set forth more fully herein, immediately upon the Effective Time, the Partnership shall be governed by the Florida Revised Uniform Limited Partnership Act of 2005, being Florida Statutes, Sections 620.1101 et seq. (the “Act”); and

WHEREAS, each of the limited partners under the Former Agreement other than the New Limited Partner (each, a “Former Limited Partner” and, collectively, the “Former Limited Partners”) has entered into an agreement which contemplates (i) the purchase of 100% of such Former Limited Partner’s Partnership Interest (as defined

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under the Former Agreement), and any other interest of any kind, of such Former Limited Partner in the Partnership and the withdrawal of such holder from the Partnership as of the effective time of the merger under the Merger Agreement (as defined below) and (ii) the admission of the New Limited Partner as a limited partner of the Partnership as of immediately prior to the effective time of the merger under the Merger Agreement; and

WHEREAS, each of the holders of a Participation Interest or a RVP Participation Interest (each as defined under the Former Agreement) has entered into an agreement which contemplates (i) the purchase of 100% of such holder’s participation interest, and any other interest of any kind, of such holder in the Partnership as of the effective time of the merger under the Merger Agreement and (ii) the admission of the New Limited Partner as a limited partner of the Partnership as of immediately prior to the effective time of the merger under the Merger Agreement; and

WHEREAS, each of the above-referenced purchases and withdrawals is expressly contingent on the consummation of the merger under that certain Agreement and Plan of Merger, dated as of November 5, 2006 among OSI Restaurant Partners, Inc., Kangaroo Holdings, Inc. and Kangaroo Acquisition, Inc. (the “Merger Agreement”); and

WHEREAS, immediately upon the effective time of the merger under the Merger Agreement, the only Partners shall be the Company and the New Limited Partner; and

WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of amending and restated the Former Agreement in its entirely effective immediately upon the effective time of the merger under the Merger Agreement;

NOW, THEREFORE, in consideration of the terms and conditions contained herein and other good and valuable consideration, the parties agree as follows:

ARTICLE I – ORGANIZATION

Section 1.1 Formation. The parties hereto do hereby confirm the formation of the Partnership pursuant to the provisions of the Predecessor Act by the filing of the Certificate of Limited Partnership (the “Certificate”) on August 07, 1996. The Partnership shall from and after the Effective Time be governed by the Florida Revised Uniform Limited Partnership Act of 2005, being Florida Statutes, Sections 620.1101 et seq. (herein the “Act”). In accordance with Section 620.2204(1)(b) of the Act, the parties hereto, constituting all of the parties whose consent is required under such section, hereby stipulate and agree that such Act shall govern the Partnership from and after the Effective Date and that the Partnership shall be governed at all times by the terms and conditions of this Agreement and the Act. The General Partner shall have the authority to file with the Florida Department of State any other documents necessary to comply with the terms set forth herein and the Act, including any amended certificate and affidavits, and to take any actions as may be necessary to qualify the Partnership to do business in the States of Arizona, Nevada and Utah, and in such other jurisdictions in which the Partnership does business from time to time.

Section 1.2 Name. The name of the Partnership is “CARRABBA’S/ARIZONA-I, LIMITED PARTNERSHIP.” The business of the Partnership may be conducted under any name or names chosen by the General Partner in its discretion from time to time, in accordance with state law governing fictitious names. The General Partner shall execute and file in the proper offices such certificates as may be required by any fictitious name statute, assumed name act, or similar law in effect in the counties and other governmental jurisdictions in which the Partnership may elect to conduct business.

Section 1.3 Principal Office; Mailing Address. The principal office and mailing address of the Partnership shall be located at 2202 N. West Shore Boulevard, 5th Floor, Tampa, Florida 33607, or such other place as the General Partner from time to time and at any time may designate after giving written notice thereof to the Limited Partners. The Partnership’s registered agent for service of process is JOSEPH J. KADOW, who is located at the Partnership’s address in the State of Florida.

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Section 1.4 Purpose of Partnership. The exclusive purpose of the Partnership shall be (i) to own and operate those certain restaurants known as Carrabba’s Italian Grill® at those addresses listed on Exhibit A, and such additional restaurants, if any, as may be approved by the Company in its sole discretion and as may hereafter be established by the Partnership (individually, the “Restaurant,” or collectively, the “Restaurants”), utilizing the System and the Proprietary Marks owned by or licensed to the Company and (ii) to engage in any other lawful act, business or activity for which limited partnerships may be formed under the Act and engage in any and all activities necessary, advisable, convenient or incidental thereto. The Limited Partners acknowledge and agree that as between the parties hereto, the Company is the sole and exclusive owner of the System and the Proprietary Marks and neither the Limited Partners nor the Partnership have any right, title, or interest in or to the System or the Proprietary Marks, except as specifically provided in Section 4.5 hereof. Nothing contained herein shall be construed as granting the Partnership or any Partner any exclusive or protected trading area. Nothing contained herein shall be construed as obligating the Company to open additional restaurants on behalf of the Partnership or to authorize the Partnership to open additional Restaurants. Nothing contained herein shall be construed as limiting the Company’s, or its Affiliates’, right to open, or license others to open, Carrabba’s Italian Grill® restaurants at any location, and neither the Partnership nor any Limited Partner shall have any interest in such restaurants.

Section 1.5 Term. The Partners agree that the Partnership shall continue perpetually, unless sooner terminated, liquidated and dissolved pursuant to the terms of this Agreement.

ARTICLE II – PARTNERS

Section 2.1 General Partner. The name and address of the general partner of the Partnership is Carrabba’s Italian Grill, Inc., 2202 N. West Shore Boulevard, 5th Floor, Tampa, Florida 33607.

Section 2.2 Limited Partner. The name and address of the New Limited Partner of the Partnership is 2202 N. West Shore Boulevard, 5th Floor, Tampa, Florida 33607. The names and addresses of any other Limited Partners shall be set forth on Exhibit B, as amended from time to time, attached hereto and incorporated herein by this reference. The Partnership Interest of a Limited Partner shall be referred to herein as a “Limited Partnership Interest.”

Section 2.3 Partnership Interests. Except as may otherwise be provided herein, each Partner’s percentage interest in the assets, profits, and distributions of the Partnership (“Partnership Interest”) shall be as set forth in Exhibit B attached hereto and incorporated herein by reference.

Section 2.4 Admission of Limited Partners. It is expressly agreed that this Agreement may be amended from time to time to reflect the admission of additional Limited Partners and the Company shall have full power and authority to execute and file such amendments pursuant to the power of attorney contained herein. Prior to being admitted to the Partnership, a Limited Partner shall agree in writing to be bound by and comply with all provisions of this Agreement. No other person or entity shall be admitted to the Partnership except with the prior written consent of the Company.

ARTICLE III – CAPITAL CONTRIBUTIONS

Section 3.1 Initial Cash Capital Contributions. The capital account balances of the Partners as of the Effective Date are set forth on Exhibit C attached hereto and incorporated herein by reference.

Section 3.2 Time and Manner of Contributions. Capital contributions of the Partners shall be in the form of cash or other assets or as otherwise specified herein and shall be made upon the execution hereof or as otherwise specified herein.

Section 3.3 Interest on and Return of Capital Accounts. No Partner shall be entitled to any interest from the Partnership on such Partner’s capital account or on such Partner’s contributions to the capital of the

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Partnership and, except as otherwise provided herein, no Partner shall have the right to demand or to receive the return of all or any part of such Partner’s capital account or of such Partner’s contributions to the capital of the Partnership.

Section 3.4 Limitation of Contributions of the Limited Partners. The Limited Partners shall not have any obligation to make capital contributions or other payments to the Partnership but, if requested by the Company, a Limited Partner shall have the right to make capital contributions or other payments to the Partnership with the consent of such Limited Partner.

Section 3.5 Limitation of Contributions of the Company. The Company shall have the right, but not the obligation, to make capital contributions to the Partnership, including but not limited to for the purpose of constructing and opening a Restaurant.

Section 3.6 Discretionary Loans to the Partnership.

(a) FF&E and Capital Improvement Loans. In lieu of additional capital contributions pursuant to Section 3.5, the Company shall have the right, in its sole and absolute discretion, to cause the Partnership to obtain a loan of such funds as are necessary for the furniture, fixture and equipment package for any Restaurant (“FF&E Loan”) or for capital improvements to any Restaurant (“Capital Improvement Loans”). The Company shall also have the right to obtain additional FF&E Loans or Capital Improvement Loans from time to time, as determined by the Company in its sole discretion. Any FF&E Loans or Capital Improvement Loans shall bear interest at a rate, and shall have repayment terms, as the Company shall reasonably determine. The Company shall have the right, in its sole discretion and without the consent of the other Partners, to be the lender to the Partnership of the FF&E Loan and any Capital Improvement Loan.

(b) Other Loans. In the event the Partnership is in need of additional funds other than an FF&E Loan or a Capital Improvement Loan, the Company may, but shall not be obligated to, make loans to the Partnership in such amounts as are necessary. Any such loan shall bear interest at a rate, and shall have repayment terms, as the General Partner shall reasonably determine.

ARTICLE IV – MANAGEMENT

Section 4.1 Limited Partners. The Limited Partners shall not participate in the general conduct or control of the Partnership’s affairs and shall have no right or authority to act for or to bind the Partnership. The Limited Partners shall not be required to assume, endorse or guarantee any liabilities of the Partnership.

Section 4.2 Employees.

(a) Restaurant Employees. The Partners agree that all persons employed in all positions (the “Restaurant Employees”) at the Restaurants shall be employees of OS Restaurant Services, Inc. (“OSRS”), a Delaware corporation and Affiliate of the Company, for any and all purposes, subject to OSRS’ and the Company’s rules, regulations and requirements, and will not be considered employees, agents or subcontractors of the Partnership for any purpose whatsoever.

The parties agree that OSRS shall have the right to control and direct all Restaurant Employees who perform services for the Partnership, not only as to the result to be accomplished by such services, but also as to the detail, manner and means by which that result is to be accomplished. OSRS’ rights hereunder include, but are not limited to: (i) the right to terminate any Restaurant Employee’s services; (ii) the right to increase or decrease the compensation of any Restaurant Employee for such services at any time; (iii) the right to supervise Restaurant Employees in the performance of such services; and (iv) the right to require that all such services provided by Restaurant Employees be performed in accordance with the policies, directions and requirements specified by OSRS.

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(b) Records; Taxes. OSRS shall maintain all payroll records for the Restaurant Employees and shall be responsible for the payment of wages or compensation for the Restaurant Employees, including the collection, reporting and payment of all social security taxes, unemployment taxes, federal, state and local withholding of income taxes and workers compensation taxes required to be deducted by OSRS from, or paid by OSRS with respect to, such Restaurant Employees’ wages or compensation; provided, however, the Partnership shall assume and pay all such obligations for any persons (if any) employed by the Partnership.

Section 4.3 Management.

(a) Authority. The General Partner shall have the exclusive power and authority to manage and control the Partnership and its business and affairs. The General Partner shall have all the rights and powers which may be possessed by a general partner under the Act and such rights and powers as are otherwise conferred by law or are necessary, advisable, or convenient to the discharge of its duties under this Agreement or applicable law and to the management of the business and affairs of the Partnership. Without limiting the generality of the foregoing powers of the General Partner, it is agreed that the General Partner shall have the following rights and powers, which it may exercise on behalf of the Partnership at the cost, expense, and risk of the Partnership, on terms and conditions deemed necessary or appropriate in its discretion:

(i) approval of budgets;

(ii) to sell, exchange, assign, mortgage, pledge, or otherwise transfer or encumber Partnership property, including the sale of all or substantially all of the Partnership’s property;

(iii) to purchase or lease any real property or any personal property;

(iv) to borrow money and issue evidences or guarantees of indebtedness in the name of the Partnership or use Partnership property as collateral for a Partnership debt;

(v) to require any additional capital contribution to the Partnership;

(vi) to make, execute or deliver on behalf of the Partnership any promissory note, mortgage, deed of trust, security agreement, guarantee, surety bond, accommodation paper or endorsement, lease or purchase agreement, or other instrument purporting to evidence any debt or obligation, and/or renewal and extension of any of the foregoing; and

(vii) to initiate legal proceedings on behalf of the Partnership and to submit Partnership claims to arbitration.

(b) Limitation. The General Partner shall not:

(i) do any act in contravention of this Agreement; or

(ii) do any act that would make it impossible to carry on the ordinary business of the Partnership.

Section 4.4 Indemnification of OSRS, the General Partner and their Affiliates. The General Partner shall have no fiduciary duties to the Partnership or its Partners except the duties of care and loyalty prescribed by the Act; provided, however, that as permitted by the Act, its duty of care shall be limited to refraining from intentional misconduct or gross negligence in the conduct and winding up of the Partnership’s business and activities, and its duty of loyalty shall be limited to account to the Partnership and hold as trustee for it any property, profit, or benefit its derives solely by acting in its capacity as a general partner of the Partnership or the misappropriation of a Partnership opportunity in breach of this Agreement; and provided further, that notwithstanding the otherwise implied provisions of the Act concerning its duty of loyalty, neither the General Partner nor its Affiliates shall be restricted from (i) engaging in any other activities that may be deemed

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competitive with the businesses or activities of the Partnership or its other Partners, except to the extent that the General Partner expressly agrees otherwise in a written instrument executed and delivered by the General Partner to another party to such instrument entitled to any express non-compete covenant of the General Partner contained therein, or (ii) dealing with the Partnership in the conduct or winding up of the Partnership’s business and activities as or on behalf of a party having an interest adverse to the Partnership. OSRS, the General Partner, and their respective shareholders, members, partners, directors, managers and officers shall not be liable or accountable to the Partnership or to any of the Partners, in damages or otherwise, for any error of judgment, for any mistake of fact or of law, or for any other act or thing which it may do or refrain from doing in connection with the business and affairs of the Partnership except in the case of intentional misconduct or gross negligence as determined by a final order of a court of competent jurisdiction. In any threatened, pending or completed action, suit or proceeding (an “Action”) to which OSRS, the General Partner or their Affiliates (as defined in Section 12.10) were or are a party or are threatened to be made a party (including any class or derivative Action) involving an alleged cause of action for damages or other relief, legal or equitable, and arising from acts or omissions of OSRS, the General Partner or their Affiliates in connection with the business or operations of the Partnership (including acts or omissions prior to the effective date of this Agreement), the Partnership shall indemnify (out of the assets of the Partnership and not OSRS or the General Partner) OSRS, the General Partner and/or their Affiliates against, and hold them harmless from, any and all loss, liability, claim, cost, damage, judgment, settlement payment or expense, including, without limitation, reasonable attorneys’ fees and court costs (collectively, “Liability”), incurred by them as a result thereof, provided the conduct of OSRS, the General Partner or their Affiliates complained of in the Action was performed in good faith and in a manner reasonably believed by them to be in or not opposed to the best interests of the Partnership and did not constitute intentional misconduct or gross negligence. The termination of any Action by judgment, order or settlement shall not, of itself, create a presumption that OSRS, the General Partner or their Affiliates did not act in such a manner as to deny the rights of indemnification provided for herein. The Partnership may advance funds to OSRS, the General Partner and their Affiliates for legal expenses and other costs incurred as the result of an Action if: (i) the Action relates to the performance of duties or services by OSRS, the General Partner or their Affiliates on behalf of the Partnership; or (ii) the Action is initiated by a third party who is not a Limited Partner of the Partnership; or (iii) OSRS, the General Partner or their Affiliates undertake to repay to the Partnership the advanced funds in cases in which they would not be entitled to indemnification under this Section 4.4.

Section 4.5 Restaurant Operating System. The Partners acknowledge that as between the parties hereto, the Company is the sole owner of the System and all elements thereof and the Proprietary Marks. The Company agrees that each Partnership Restaurant shall utilize the System and the Proprietary Marks during the term of the Partnership. The Partners agree to operate each Partnership Restaurant in strict compliance with the System as modified from time to time by the Company. Nothing contained herein shall be construed as granting the Partnership or any Limited Partner any right, title, or interest in the System or any element thereof except the right to utilize the System in the operation of the Partnership’s Restaurants during the term of the Partnership. The Company retains the exclusive right to establish Restaurants utilizing the System alone, or in conjunction with others, and to license others to do so. Neither the Partnership nor the Limited Partners shall have any right, title, or interest in such restaurants.

Section 4.6 Partnership Property. All property, real, personal, tangible, intangible, or mixed, acquired by or contributed to the Partnership shall be owned by the Partnership and titled in its name and such property shall not be owned individually by any Partner. Each Partner acknowledges and agrees that the System and all elements thereof, are the exclusive property of the Company and are not Partnership property. Each Partner acknowledges and agrees that the Proprietary Marks are the exclusive property of the Company and are not Partnership property. Each Partner acknowledges and agrees that the Partnership shall not acquire or own any land or buildings. Any land or buildings used in the Partnership business shall be acquired and owned by the Company or an Affiliate of the Company and leased to the Partnership at reasonable rates and terms, and such land and buildings shall not be Partnership property.

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Section 4.7 Fees.

(a) Supervision Fee. Each Restaurant shall pay to the General Partner or its designee a fee (“Supervision Fee”) in consideration for the supervision and services provided by the General Partner or such designee. The initial Supervision Fee shall be established by the Company and shall be either a flat fee per Restaurant or a specified percentage of each Restaurant’s gross sales. The Supervision Fee shall be reviewed on an annual basis by the Company and may be increased or decreased by the Company from time to time in accordance with the Company’s criteria for establishing such fees for company owned restaurants.

(b) Accounting Fee. Each Restaurant shall pay to the General Partner or its designee a fee (“Accounting Fee”) in consideration for the accounting services provided by the General Partner or its designee to the Restaurant. The initial Accounting Fee shall be established by the Company and shall be either a flat fee per Restaurant or a specified percentage of each Restaurant’s gross sales, as the Company deems appropriate in its reasonable discretion. The Accounting Fee shall be reviewed on a monthly basis by the Company and may be increased or decreased by the Company from time to time in accordance with the Company’s criteria for establishing such fees for company owned restaurants.

(c) Payment of Fees. The Supervision Fee and the Accounting Fee shall be due and payable monthly by the eighth (8th) business day of each month based on the gross sales of the previous month. The fees provided for in this Section 4.7 are intended to be guaranteed payments for services and shall not reduce the recipient’s capital account.

Section 4.8 Advertising and Insurance.

(a) Advertising Payment. Each Restaurant shall pay to the General Partner a designated amount that shall be used for advertising and/or promotional activities (the “Advertising Payment”). The Advertising Payment shall be used to meet the costs of advertising and/or promotional activities (including, without limitation, the cost of conducting television, radio, magazine, and newspaper advertising campaigns, direct mail and outdoor billboard advertising; marketing surveys and other public relations activities; employing advertising agencies to assist therein; and providing promotional brochures and other marketing materials to the restaurants operated under the System). The General Partner or its designee shall oversee all advertising and promotional programs with sole discretion to approve or disapprove the creative concepts, materials and media used in such programs, and the placement and allocation thereof. The amount to be paid by a Restaurant as its Advertising Payment shall be established by the General Partner and shall be equal to a specified percentage of each Restaurant’s gross sales, net of approved complimentary meals for public relations activities at the Restaurant level; and shall be reviewed on an annual basis by the General Partner and may be increased or decreased from time to time to equal the percentage of gross sales expended on advertising by the General Partner’s restaurants in comparable areas.

(b) Insurance Payment. Each Restaurant shall pay to the General Partner a designated amount for general and comprehensive liability insurance for the Restaurant and the Partnership, and health and workers’ compensation insurance for employees working at the Partnership’s Restaurants (the “Insurance Payment”). The amount to be paid by a Restaurant as its Insurance Payment shall be established by the General Partner and shall be equal to a specified percentage of each Restaurant’s gross sales; and shall be reviewed on an annual basis by the General Partner and may be increased or decreased from time to time in accordance with the General Partner’s costs for providing such insurance generally.

(c) Timing of Payments. The Advertising Payment and the Insurance Payment shall be due and payable monthly by the eighth (8th) business day of each month based on the gross sales of the previous month.

(d) Property of the General Partner. All payments to the General Partner pursuant to subsections (a) and (b) hereof shall be the exclusive property of the General Partner. All such payments may be commingled by the General Partner with its other funds and the General Partner shall have no obligation to maintain segregated accounts of funds for the payments.

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ARTICLE V – ACCOUNTING MATTERS; DISTRIBUTIONS

Section 5.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

Section 5.2 Books, Records, and Reports.

(a) Maintaining Books and Records. Accurate books, records and accounts shall be maintained by the Partnership for each Restaurant and for the Partnership showing their respective assets, liabilities, operations, transactions and financial condition, as well as the names and addresses of the Partners. The Partnership’s and each Restaurant’s books and records may be kept under such permissible method of accounting as the General Partner may determine. The Partnership’s and each Restaurant’s books shall be maintained at the principal office of the Partnership, and each Partner shall have the right upon reasonable notice given to the Partnership to inspect, extract and copy such books during regular business hours of the Partnership.

(b) Income Tax Returns. The General Partner shall cause income tax returns for the Partnership to be prepared and filed with the appropriate authorities. Within ninety (90) days after the close of each fiscal year of the Partnership, the General Partner shall send to each person who was a Partner at any time during such fiscal year such information as will be sufficient to prepare documents which may be required to be filed under federal income tax laws.

Section 5.3 Composition of Capital Accounts. A separate capital account shall be maintained by the Partnership for each Partner in accordance with Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder. There shall be credited to each Partner’s capital account (i) the amounts of money contributed by the Partner to the Partnership, (ii) the fair market value of property contributed by the Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to the Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g), as set forth pursuant to Section 5.5 of this Agreement. Each Partner’s capital account shall be decreased by (i) the amount of money distributed to the Partner by the Partnership, (ii) the fair market value of property distributed to the Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to pursuant to Section 752 of the Code), (iii) allocations to such Partner of expenditures of the Partnership described in Section 705(a)(2)(B) of the Code, and (iv) allocations of Partnership loss and deduction (or items thereof), including loss or deduction, computed for book purposes, as described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), as set forth pursuant to Section 5.5 of this Agreement. If the General Partner also acquires a Limited Partnership Interest in the Partnership, it shall nonetheless have a single capital account that reflects both its interest as a General Partner and its interest as a Limited Partner. If a Partner owns more than one Partnership Interest, such Partner shall nonetheless have a single capital account that reflects all Partnership Interests of such Partner.

Section 5.4 Adjustments to Tax Basis. In the event of adjustment to the adjusted tax basis of Partnership property under Code Sections 732, 734 or 743, the capital accounts of the Partners shall be adjusted to the extent provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

Section 5.5 Allocation of Profits and Losses. Profits and losses shall be determined and allocated to the Partners as follows:

(a) Profits. Except as otherwise provided herein, profits for each year of the Partnership shall be allocated among the Partners pro rata in accordance with their respective Partnership Interests as specified on Exhibit B.

(b) Losses. Except as otherwise provided herein, losses for each year of the Partnership shall be allocated among the Partners pro rata in accordance with their respective Partnership Interests as specified on Exhibit B.

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Section 5.6 Net Cash Flow. The term “Net Cash Flow” shall mean all cash and cash equivalents from all sources on hand as of the last day of the measurement period prior to any distributions to the Partners, and after the payment of all then due expenses of operating and managing the Restaurants, and after payment of all debts and liabilities and after any prepayments of any debts and liabilities that the General Partner, in its reasonable and good faith discretion, elects to cause to be made, and after the establishment of any reserves reasonably deemed necessary by the General Partner for (i) the repayment of any due debts or liabilities, including debts owed to the General Partner; (ii) the working capital requirements; (iii) capital improvements and replacement of furniture, fixtures or equipment; and (iv) any contingent or unforeseen liabilities. In determining Net Cash Flow of each Restaurant there shall be deducted the Supervision Fee and the Accounting Fee as provided in Section 4.7, the Advertising Payment and the Insurance Payment as provided in Section 4.8, and the OSRS Charges as provided in Section 4.2.

Section 5.7 Distributions. The amount and time of any distributions of Net Cash Flow shall be determined by the General Partner in its good faith discretion. In addition, the Partnership shall distribute on a monthly basis to the General Partner, the amount of the Supervision Fee received from each Restaurant remaining after payment of the cost of expense reimbursement and payment of other Partnership overhead.

Section 5.8 Bank Accounts. All Partnership funds received from any and all sources shall be deposited in the name of, and to the credit of, the Partnership in a bank or banks to be determined by the General Partner and may be withdrawn only with the approval and signature of those individuals so authorized by the General Partner.

Section 5.9 Income Tax Elections. In the event of a distribution of property made in the manner provided under Section 734 of the Code, or in the event of a transfer of any Partnership Interest permitted by this Agreement made in the manner provided in Section 743 of the Code, the General Partner, on behalf of the Partnership, may, but shall not be required to, file an election under Section 754 of the Code in accordance with the procedures set forth in the applicable regulations promulgated thereunder.

Section 5.10 Audits of Income Tax Returns.

(a) Appointment of Tax Matters Partner. The tax matters partner (the “TMP”), as referred to in Code Section 6231(a)(7), for the Partnership shall be the Company.

(b) Employment of Advisors. The TMP shall employ experienced tax advisors to represent the Partnership in connection with any audit or investigation of the Partnership by the Internal Revenue Service and in connection with all subsequent administrative and judicial proceedings arising out of such audit. The fees and expenses of such tax advisors shall be an expense of the Partnership. It shall be the responsibility of the General Partner and the Limited Partners, at their own expense, to employ tax advisors to represent their respective separate interests.

(c) Notice and Expenses. The TMP shall keep the Partners reasonably informed of all administrative and judicial proceedings, as required by the Code, and shall furnish to each Partner who so requests in writing a copy of each notice or other communication received by the TMP from the Internal Revenue Service (except such notices or communications as are sent directly to such requesting Partner by the Internal Revenue Service). All expenses incurred by the TMP in serving as TMP shall be Partnership expenses and shall be paid by the Partnership. Any Partner has the right to participate in such administrative proceedings relating to the determination of Partnership items. Each Partner who elects to participate in such proceedings will be responsible for any such expenses incurred by such Partner in connection with such participation.

(d) Authority of Tax Matters Partner. The TMP shall have the authority to take any and all action reasonably required as TMP, including by way of example, any of the following: (i) enter into a settlement agreement with the Internal Revenue Service that purports to bind the Partners other than the TMP; (ii) file a Tax Court Petition as contemplated in Code Section 6226(a) or Section 6228; (iii) intervene in any action as contemplated in Code Section 6226(b); (iv) file any requests for administrative adjustment contemplated in Code Section 6227(b); or (v) enter into an agreement extending the limitations period as contemplated by Code Section 6229(b)(1)(B).

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(e) Indemnification of TMP. The Partnership shall indemnify the TMP against any and all judgments, fines, amounts paid in settlement and expenses (including reasonable attorneys’ fees, whether incurred before or at trial or during any appellate proceedings, and court costs) incurred by the TMP in any civil, criminal or investigative proceeding in which the TMP is involved or threatened to be involved by reason of being the TMP for the Partnership; provided, however, that the TMP shall not be indemnified under this provision against any liability incurred by the Partnership or any Partner which arises out of fraud, by intentional misconduct or gross negligence in the conduct of its position as TMP.

ARTICLE VI – LIABILITY OF LIMITED PARTNERS

Except as provided in the following sentence, notwithstanding the provisions hereof for the allocation of the Partnership’s net losses and for the distribution of cash to the Partners by the Partnership, the Limited Partners shall not be responsible or obligated to any third parties for any debts or liabilities of the Partnership in excess of such Limited Partner’s unrecovered contributions to the capital of the Partnership and such Limited Partner’s share of any undistributed profits of the Partnership.

ARTICLE VII – POWER OF ATTORNEY

Section 7.1 Power of Attorney. Each Limited Partner hereby grants to the General Partner the power of attorney contained in this Article VII and constitutes and appoints the General Partner with full power of substitution and resubstitution, as the Limited Partner’s attorney-in-fact with full power and authority to act in the Limited Partner’s name on the Limited Partner’s behalf with respect to the execution, completion and/or correction, in a manner consistent with this Agreement, with respect to the execution, acknowledgment, swearing to and filing of the following documents, subject to all of the provisions of this Agreement:

(a) the Certificate filed or to be filed in the appropriate public offices in the State of Florida (or any other state for which the General Partner shall deem it advisable to file, upon advice of counsel) and in such form as shall be necessary under the laws of such state to give effect to the provisions of this Agreement and to preserve the character of the Partnership as a limited partnership, and any amended certificate of limited partnership in accordance with the terms of this Agreement for the substitution or admission of a Limited Partner or a General Partner in accordance with the provisions of this Agreement;

(b) any instrument that the General Partner deems to be in the best interests of the Partnership to file and that is not inconsistent with this Agreement;

(c) any document that may be required to effect any amendment to this Agreement or any continuation, dissolution or termination of the Partnership that is in accordance with the terms of this Agreement;

(d) any document that may be required in connection with any borrowing by the Partnership, including, without limitation, documents necessary to grant any mortgage or security interest on any Partnership property required by any financial institution, provided, however, that the General Partner shall not have the right to subject the Limited Partners to liability for any such borrowing;

(e) any document that may be required in connection with the sale, exchange or other disposition of Partnership property, including the sale of all or substantially all of the Partnership’s assets;

(f) any document that may be required in connection with any filings with federal or state securities commissions or other federal or state authorities;

Carrabba’s/Arizona-I, Limited Partnership

(g) any document to withdraw a Limited Partner as a limited partner and transfer the Limited Partner’s Partnership Interest to any person or entity (including the Partnership) which acquires such interest as provided in this Agreement; and

(h) any amendments or modifications of the documents and instruments described in this Article VII.

Section 7.2 Characteristics of Power of Attorney. The power of attorney hereby granted by each Limited Partner to the General Partner (i) is a special power of attorney coupled with an interest which is irrevocable and shall survive the death, incapacity, or dissolution of the Limited Partner; (ii) may be exercised by a duly authorized officer of the General Partner either by signing separately as attorney-in-fact for a Limited Partner, or, after listing all of the Limited Partners, executing any instrument, by a single signature acting as attorney-in-fact for all of them; and (iii) shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of such Limited Partner’s Partnership Interest, except that where the assignee thereof has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, this power of attorney given by the assignor shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge, swear to and file any instrument necessary to effect such substitution.

Section 7.3 Limitations of Power of Attorney. No document or amendment executed by the General Partner pursuant to this Article VII shall, in the absence of the prior consent of all of the Limited Partners, (i) materially reduce the obligations of the General Partner; (ii) affect the rights or restrictions regarding the assignability of Partnership Interests of Limited Partners; (iii) materially modify the term of the Partnership; (iv) amend this Article VII; or (v) materially reduce the rights or interests or enlarge the obligations of the Limited Partners except as otherwise contemplated herein.

Section 7.4 Construction. Nothing contained herein shall be construed as requiring the consent of the Limited Partners for any action unless such consent is specifically required under another section of this Agreement.

ARTICLE VIII – RESTRICTIONS ON TRANSFER OF LIMITED PARTNERSHIP INTERESTS

Section 8.1 Restriction Against Transfer. Each Limited Partner hereby covenants and agrees that no Limited Partner shall sell, exchange, assign, convey, give away, pledge, mortgage, grant a lien on or in any manner encumber or otherwise transfer or offer to transfer (hereinafter referred to as “Transfer”) any of the Limited Partner’s Limited Partnership Interest, or any right, title or interest therein, whether now owned or hereafter acquired, or any rights or obligations under this Agreement, except with the prior written consent of the General Partner, which it may withhold in its sole discretion. As used in this Article VIII, the term “Limited Partnership Interest” shall mean, in the case of a Limited Partner, any of such Limited Partner’s Limited Partnership Interest or other right, title or interest in and to the Partnership. Any Transfer, or attempted Transfer, no matter how effected, in violation of the restrictions contained herein shall be null and void and shall not be effective to transfer the Limited Partnership Interest or any right, title or interest therein or any rights or obligations hereunder. Any Transfer by a Limited Partner of all or any part of the Limited Partner’s Partnership Interest shall be valid and effective only if the Company consents in writing to such transfer and the transferring Limited Partner and the transferring Limited Partner’s transferee (a) executes, acknowledges and delivers to the Company such instruments of transfer and assignment as are in form and substance satisfactory to the Company and (b) furnishes to the Company such assurances as the Company may request, including, without limitation, (if requested by the Company) an opinion of counsel satisfactory to the Company, either that the transferring Limited Partner’s Limited Partnership Interest has been registered for sale under the Securities Act of 1933, as amended, and under all applicable state securities laws or that such registration under the said Securities Act of 1933 and under all applicable state securities laws is not required.

Section 8.2 Substituted Limited Partner. In the event a Limited Partner transfers all or any part of such Limited Partner’s Limited Partnership Interest in compliance with the provisions of this Article VIII, the transferee of the Limited Partner shall take such Limited Partnership Interest subject to all of the terms and conditions of this Agreement, shall not be considered to have title to such Limited Partnership Interest and shall not have the right to be admitted to the Partnership as a substituted Limited Partner of the Partnership unless the transferring Limited Partner has given the transferee such right and unless:

(a) the Company consents in writing to the admission of the transferee into the Partnership as a substituted Limited Partner, which consent may be granted or denied in the sole discretion of the Company; and

Carrabba’s/Arizona-I, Limited Partnership

(b) the transferring Limited Partner and the transferring Limited Partner’s transferee execute and deliver such instruments as the Company deems necessary or desirable to effect such substitution; and

(c) such transferee accepts, assumes and agrees in writing to be bound by all of the terms, conditions and provisions of this Agreement; and

(d) such transferee pays all reasonable expenses connected with such substitution.

ARTICLE IX – WITHDRAWAL OF GENERAL PARTNER

Section 9.1 Transfer by the General Partner; Admission of Transferee.

(a) The General Partner may transfer all or any part of its Partnership Interest and any Partnership Interests of the Limited Partners which are Affiliates of the General Partner by sending written notice to the remaining Partners.

(b) If the General Partner has transferred all of its Partnership Interest, the transferring General Partner shall be relieved of any further duties or obligations hereunder and shall not be responsible for any liabilities incurred by the Partnership from the date of admission of the transferee as a General Partner.

Section 9.2 Withdrawal of a General Partner; Effect on Partnership. In the event of the withdrawal of a General Partner, the Partnership shall be dissolved and terminated; provided, however, that in any one or more of such events, the Partnership shall be continued if:

(i) there are one or more remaining General Partners, in which event the relationship among the Partners shall be governed by this Agreement and the remaining General Partner shall become the successor General Partner; or

(ii) in the event there is no remaining General Partner, all of the Limited Partner(s) agree, in writing, within forty-five (45) days of the event removing the General Partner, to continue the Partnership for the balance of the term specified in Section 1.5. Thereafter, within an additional fifteen (15) days, one or more successor General Partners shall be selected, which selection shall be by unanimous written consent of the Limited Partners, and the relationship among the Partners shall be governed by this Agreement.

Section 9.3 Limitation. In the event of a transfer of the Company’s General Partnership Interest pursuant to this Article IX, such transfer shall not be construed as entitling the transferee to any right, title or interest in the System and all right, title and interest in the System shall remain the exclusive property of the Company.

ARTICLE X – LIQUIDATION AND DISSOLUTION

Section 10.1 Dissolving Events. The Partnership shall be liquidated and dissolved in the manner hereinafter provided upon the happening of any of the following events, whichever first occurs:

(a) the written action of the General Partner to terminate the Partnership;

Carrabba’s/Arizona-I, Limited Partnership

(b) the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Partnership to be a bankrupt, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom;

(c) the withdrawal of the General Partner; or

(d) any other event that would cause the dissolution of the Partnership under the Act.

Section 10.2 Method of Liquidation. Upon the happening of any of the events specified in Section 10.1 above, which require the Partnership to be liquidated and dissolved, the then General Partner of the Partnership or, in the event there is no remaining General Partner of the Partnership, such persons as may be designated by a majority of the Limited Partners, shall convert the Partnership assets into cash, and shall account for all cash proceeds separately for each Restaurant. All such cash shall be applied and distributed separately for each Restaurant in the following manner and in the following order of priority:

(a) to the payment of the debts and liabilities of the Partnership relating to that Restaurant and to the expenses of liquidation in the order of priority as provided by law; then,

(b) to the establishment of any reserves deemed necessary by the then General Partner of the Partnership, or by the persons designated by a majority in interest of the Limited Partners in the event there is no remaining General Partner of the Partnership, for any contingent or unforeseen liabilities or obligations of the Partnership relating to that Restaurant; provided, however, that any such reserves established hereunder shall be paid over to a third party to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the then General Partner of the Partnership, or the persons designated by a majority in interest of the Limited Partners in the event there is no remaining General Partner of the Partnership, deem advisable, of distributing the balance of such reserves in the manner provided hereinafter in this Section 10.2; then,

(c) to the repayment of any liabilities or debts, other than capital accounts, of the Partnership to any of the Partners relating to that Restaurant; then,

(d) to the Partners in proportion to their Partnership Interests (as specified on Exhibit B).

ARTICLE XI – REPRESENTATIONS AND WARRANTIES

Each Partner warrants and represents to the other Partners (each of which warranties and representations shall be deemed to be a continuing warranty and representation and covenant that such warranties and representations shall remain true and correct at all times during the term of the Partnership) that:

Section 11.1 Corporate Status. If a corporation, such Partner has the power under its charter documents and adequate authority to execute, deliver, and perform this Agreement which upon such execution and delivery will be a legal, valid, and binding obligation of such party enforceable in accordance with its terms (subject only to the application of bankruptcy, reorganization, insolvency or other similar laws regarding the rights of creditors generally and the exercise of judicial discretion in equity).

Section 11.2 Due Authorization. The execution, delivery and performance of this Agreement by a corporate Partner have been duly authorized by all requisite corporate action of such party and, as of the date hereof, do not require the consent or approval of any person that has not been obtained and are not in contravention of or in conflict with any term or provision of the articles or certificate of incorporation or bylaws of such party.

Section 11.3 Other Agreements and Violations of Law. The execution, delivery and performance of this Agreement by such Partner will not breach or constitute a default under any agreement, indenture, undertaking or other instrument to which such party or any Affiliate of such Partner is a party or by which any of such persons or any of their respective properties may be bound or affected, which breach or default would have a materially

Carrabba’s/Arizona-I, Limited Partnership

adverse effect on the financial condition of such Partner or on the financial condition, properties or operations of the Partnership. Other than as contemplated by this Agreement such execution, delivery, and performance will not result in the creation or imposition of (or the obligation to create or impose) any lien or encumbrance on any of the Partnership property nor, to the knowledge of such party, constitute or result in the violation of any law.

Section 11.4 No Litigation. There is no litigation or administrative or other proceeding or tax audit pending, or, to the knowledge of such Partner, threatened against or affecting such Partner, or any of its Affiliates, or any of their respective properties, that if determined adversely, would have a materially adverse effect on the financial condition, properties or operations of the Partnership. As of the date hereof, neither such Partner, nor, to the knowledge of such Partner, any Affiliate of such Partner is in default with respect to any order, writ, injunction, decree or demand of any court of other governmental or regulatory authority that might in any way adversely affect the Partnership.

ARTICLE XII – MISCELLANEOUS

Section 12.1 Partition. The Partners hereby agree that no Partner, nor any successor in interest of any Partner, shall have the right to have any Partnership assets partitioned, or to file a complaint or institute any proceedings of law or equity to have a Partnership asset partitioned, and each Partner, on behalf of itself, its successors and assigns, hereby waives any such rights.

Section 12.2 Remedies. The remedies of a Partner under this Agreement are cumulative and shall not exclude any other remedies to which any Partner may be lawfully entitled.

Section 12.3 Necessary Action. Whenever any Partner exercises any option or right to purchase a Partnership Interest pursuant to this Agreement, the selling Partner shall do all things and execute and deliver all deeds, conveyance and other instruments to consummate such purchase and effect a valid transfer of the Partnership Interest.

Section 12.4 Notices.

(a) All notices required or permitted shall be in writing and may be communicated in person or by mail. Notice shall be deemed to be delivered when deposited in the United States mail addressed to the respective Partner at its mailing address as designated in the records of the Partnership, with postage thereon prepaid, registered or certified mail, return receipt requested, or if personally delivered, when received. Notices to a dissolved or bankrupt Partner shall be delivered in the same manner to the last known address of its registered agent or receiver, as the case maybe.

(b) While all notices, demands and requests shall be effective as provided in Section 12.4(a) above, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of receipt appearing on the return receipt or other evidence of delivery of the notice, and the time period in which a response to a demand or request must be given shall commence to run from the date of receipt on the return receipt or other evidence of delivery of the notice. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request sent.

(c) By giving to the other Partners at least thirty (30) days’ prior written notice thereof, each Partner and its successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their addresses and each shall have the right to specify as its address any other address within the United States of America.

Section 12.5 Severability. Each article, section, subsection, and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant, or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

Carrabba’s/Arizona-I, Limited Partnership

Section 12.6 Waiver. The failure of a Partner to enforce any term, provision, or condition of this Agreement or to insist upon strict performance of a covenant hereunder or any obligation hereunder at any time or times shall not be deemed a waiver of that term, provision, or condition for the future nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such Partner’s right to demand compliance therewith in the future.

Section 12.7 Parties; Binding Effect. This Agreement shall be binding upon, and shall insure to the benefit of the Partners, their legal representatives, proper transferees, heirs, successors and assigns.

Section 12.8 Governing Law. This Agreement takes effect upon its acceptance and execution by the Company. The validity, interpretation, and performance of this Agreement shall in all respects be governed, interpreted, and construed in accordance with the laws of the State of Florida, without giving effect to the principles of comity or conflicts of laws thereof.

Section 12.9 Consent to Personal Jurisdiction and Venue. The parties hereto hereby consent to personal jurisdiction and venue, for any action brought by any Partner arising out of a breach or threatened breach of this Agreement or out of the relationship established by this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida; each Partner hereby agrees that any action brought by a Partner, alone or in combination with others, against another Partner or the Partnership, whether arising out of this Agreement or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida.

Section 12.10 Affiliates. Whenever used in this Agreement, the term “Affiliates” means with respect to any person or entity, all persons or entities directly or indirectly through one or more intermediaries (i) controlled by the person or entity, (ii) that control the person or entity, or (iii) that are under common control with the person or entity, and all directors, managers, members, shareholders, officers, and partners of any such entity.

Section 12.11 Cooperation. Each Partner shall cooperate fully with all reasonable requests for information and participation by the Partnership or the General Partner, their agents, or their attorneys, in prosecuting or defending claims, suits, and disputes brought on behalf of or against one or both of them and in which the Partner is involved or about which the Partner has knowledge.

Section 12.12 Acknowledgments. Each Partner hereby acknowledges that the Partner has been provided with a copy of this Agreement for review prior to signing it, that the Partner has been given the opportunity to have this Agreement reviewed by the Partner’s attorney prior to signing it, that the Partner understands the purposes and effects of this Agreement, and that the Partner has been given a signed copy of this Agreement for the Partner’s own records.

Section 12.13 Entire Contract; Amendments. This Agreement and the exhibits attached hereto, as amended from time to time, shall constitute the entire contract between the Partners, and supersedes all prior agreements between the parties hereto relating to the ownership of the Restaurants, and there are no other or further agreements outstanding not specifically mentioned herein; provided, however, that the Partners may agree to amend and/or supplement this Agreement from time to time by written instrument executed by all Partners. Any and all consents required under this Agreement must be in writing.

Section 12.14. Waiver of Appraisal Rights. To the extent the appraisal and dissenter rights provisions of the Act (Sections 620.2113 et seq of the Act) may be deemed to apply to any merger or conversion transaction in which the Partnership may be involved, the Partners hereby evidence their acknowledgement of the rights granted to partners of merging and converting limited partnerships in certain circumstances described thereunder, and hereby irrevocably waive all such rights in their entirety.

Carrabba’s/Arizona-I, Limited Partnership

Section 12.15 WAIVER OF JURY TRIAL. ALL PARTIES TO THIS AGREEMENT KNOW AND UNDERSTAND THAT THEY HAVE A CONSTITUTIONAL RIGHT TO A JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE OUT OF THIS AGREEMENT WILL INVOLVE COMPLICATED AND DIFFICULT FACTUAL AND LEGAL ISSUES.

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

THE PARTIES INTEND THIS WAIVER OF THE RIGHT TO A JURY TRIAL BE AS BROAD AS POSSIBLE. BY THEIR SIGNATURES BELOW, THE PARTIES PROMISE, WARRANT AND REPRESENT THAT THEY WILL NOT PLEAD FOR, REQUEST OR OTHERWISE SEEK TO HAVE A JURY TO RESOLVE ANY AND ALL DISPUTES THAT MAY ARISE BY, BETWEEN OR AMONG THEM.

Section 12.16 Duplicate Originals. For the convenience of the Partners, any number of identical counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument, including counterparts executed by Limited Partners admitted to the Partnership at any time after the original execution of this Agreement which shall be evidenced by attaching hereto the signature pages executed by such Limited Partners at the time of such execution.

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IN WITNESS WHEREOF, the parties hereto have sworn to and executed this Agreement as of the date first written above.

GENERAL PARTNER:

CARRABBA’S ITALIAN GRILL, INC., a Florida corporation

By:	/s/ A. William Allen, III
A. WILLIAM ALLEN, III, Chief Executive Officer

LIMITED PARTNER:

CARRABBA’S DESIGNATED PARTNER, LLC, a Delaware limited liability company

By:	CARRABBA’S ITALIAN GRILL, INC., a Florida corporation its sole member

	By:	/s/ A. William Allen, III
A. WILLIAM ALLEN, III, Chief Executive Officer

Carrabba’s/Arizona-I, Limited Partnership

Exhibit B

Partnership Interests of Partners

Name of Partner	Address	General/Limited Partner	Partnership Interest
Carrabba’s Italian Grill, Inc.	2202 N. West Shore Boulevard, 5th Floor, Tampa, Florida 33607	General Partner	99.999%
Carrabba’s Designated Partner, LLC	2202 N. West Shore Boulevard, 5th Floor, Tampa, Florida 33607	Limited Partner	0.001%

B-1

Carrabba’s/Arizona-I, Limited Partnership

Exhibit C

Capital Account Balances of the Partners as of the Effective Date

Name of Partner	Capital Account Balance
Carrabba’s Italian Grill, Inc.	$(256,948.00)
Carrabba’s Designated Partner, LLC	$100.00

C-1

Carrabba’s/Arizona-I, Limited Partnership